Exhibit 99.1(b)

FOR IMMEDIATE RELEASE

SUPERVALU DECLARES QUARTERLY DIVIDEND

Board also adopts majority-vote standard for election of directors

MINNEAPOLIS – February 8, 2006 – The Board of Directors of SUPERVALU INC. (NYSE: SVU) today declared a regular quarterly dividend of $0.1625 per share. The dividend is payable on March 15, 2006 to stockholders of record as of the close of business on March 1, 2006. As of February 8, 2006, there were approximately 136.4 million shares outstanding. SUPERVALU has consistently paid a dividend for more than 60 years.

The board today also announced that it has amended the company’s bylaws to adopt a majority-vote standard for the election of directors in uncontested elections. The change takes effect with the next election of directors in May 2006.

To be elected under the new standard, each director must receive a majority of the votes cast with respect to that director. Previously, directors were elected by a plurality vote, whereby candidates receiving the most votes would win, regardless of whether those votes constituted a majority of the shares voting. In contested elections – where there are more nominees than directors to be elected – SUPERVALU will continue to use the plurality vote standard.

Under the laws of Delaware, where SUPERVALU INC. is incorporated, if an incumbent director is not elected, that director continues to serve as a “holdover director” until their successor is duly elected and qualified. To address this potential outcome, the board also amended the company’s bylaws to adopt a director-resignation policy. If an incumbent director is not elected by a majority of the votes cast, the director shall offer his or her resignation to the board. The Director Affairs Committee would then recommend to the board whether to accept or reject the resignation or take other action. The board must then publicly disclose its decision and rationale within 90 days of the certification of the election results.

The board also changed the policy governing the retirement age of directors, raising the age from 72 to 74.

About SUPERVALU INC.

Celebrating its 135th year of fresh thinking, SUPERVALU INC., a Fortune 500 company, is one of the largest companies in the United States grocery channel. With annual revenues of approximately $20 billion, SUPERVALU holds leading market share positions across the U.S. with its 1,532 retail grocery locations. Through SUPERVALU’s geographically diverse supply chain network, the company provides distribution and related logistics support services to grocery retailers across the nation. SUPERVALU currently has approximately 57,000 employees.

On January 23, 2006, SUPERVALU, CVS and an investment group led by Cerberus Capital Management, L.P. announced that they had reached definitive agreements to acquire Albertson’s, Inc. (NYSE: ABS).

In accordance with the agreements, SUPERVALU will acquire key retail operations of Albertsons – representing 1,124 stores – including Acme Markets, Bristol Farms, Jewel-Osco, Shaw’s Supermarkets, Star Markets, and Albertsons banner stores in the Intermountain, Northwest and Southern California regions. The acquisition will also include the related in-store pharmacies under the Osco Drug and Sav-on banners.

As a result of the acquisition, which is subject to approval by both the shareholders of Albertson’s, Inc. and SUPERVALU INC., SUPERVALU will become the nation’s second-largest supermarket chain with annual revenues of approximately $44 billion.

For more information about SUPERVALU visit http://www.supervalu.com.

SUPERVALU CONTACTS:

Yolanda Scharton (Investors)
952-828-4540 yolanda.scharton@supervalu.com

Haley Meyer (Media)
952-828-4786 haley.meyer@supevalu.com